EXHIBIT 10.4

THE WASHINGTON POST COMPANY
SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

(Effective as of January 1, 1989)
Amended and restated through March 14, 2002

THE WASHINGTON POST COMPANY
SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

         Section 1. Purpose. The Washington Post Company Supplemental Executive Retirement Plan (the “Plan”) is an unfunded plan established for the purpose of providing deferred compensation for a select group of management or highly compensated employees, as referred to in Sections 201(a)(2), 301(a)(3) and 401(a)(1) of ERISA, in order to induce employees of outstanding ability to join or continue in the employ of the Company or an Affiliate of the Company and to increase their efforts for its welfare by providing them with supplemental benefits notwithstanding the limitations imposed by the Internal Revenue Code on retirement and other benefits from tax qualified plans.

         This Plan is strictly a voluntary undertaking on the part of the Company and shall not be deemed to constitute a contract of employment or part of a contract between the Company and any employee or any employee of an Affiliate, nor shall it be deemed to give any employee the right to be retained in the employ of the Company or an Affiliate, as the case be made, or to interfere with the right of the Company or an Affiliate, as the case may be, to discharge any employee at any time, nor shall this Plan interfere with the right of the Company or an Affiliate, as the case may be, to establish the terms and conditions of employment of any employee.

         Benefits under this Plan shall be payable solely from the general assets of the Company and participants herein shall not be entitled to look to any source for payment of such benefits other than the general assets of the Company.

         Section 2. Definitions. As used in this Plan, the following words shall have the following meanings:

         (a)    “Actual Salary” means the regular basic compensation paid or payable to an employee during a calendar year by the Company or an Affiliate (including tax-deferred contributions, otherwise payable to an employee, elected by the employee under any

Savings Plan and including earnings not payable by application of a salary reduction election made pursuant to Section 125 of the Internal Revenue Code), but excluding any other items of compensation such as (i) bonuses and commissions, (ii) overtime, (iii) transportation benefit plan deferrals, (iv) compensation under the terms of the long-term component of the Incentive Compensation Plan of the Company paid during such Plan Year, (v) Workers’ Compensation, (vi) amounts paid by the Company for insurance, retirement or other benefits, (vii) contributions or payments made by the Company or an Affiliate (other than tax-deferred contributions elected by the employee) under any Retirement Plan, any Savings Plan, this Plan or other benefits, or (viii) dismissal or other payments made to an employee as a result of termination of employment. The Actual Salary of an employee will include any payment made under any short-term disability income plan of the Company or an Affiliate.

         (b)    “Affiliate” means any corporation (other than the Company) 50% or more of the outstanding stock of which is directly or indirectly owned by the Company and any unincorporated trade or business which is under common control with the Company as determined in accordance with Section 414(c) of the Internal Revenue Code and the regulations issued thereunder.

         (c)    “Applicable Percentage” shall have the meaning set forth in Section 4.

         (d)    “Committee” means the Compensation Committee of the Board of Directors of the Company.

         (e)    “Company” means The Washington Post Company, a Delaware corporation, and any successors in interest thereto.

         (f)    “Compensation” means the Actual Salary of an employee plus, starting in 1988, bonuses awarded under the annual component of the Incentive Compensation Plan of the Company during a calendar year by the Company or an Affiliate. Bonuses awarded under the annual component of the Incentive Compensation Plan of the Company will be considered as part of Compensation for the year in which they are paid to the Employee, or would otherwise be paid but for the Employee’s election to defer receipt of payment under the Company’s Deferred Compensation Plan.

         (g)    “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

         (h)    “Executive Participant” means an employee of the Company or an Affiliate recommended by the Company’s senior management and designated a participant in this Plan by the Committee, who is within the category of a select group of management or highly compensated employees as referred to in Sections 201(a)(2), 301(a)(3) and 401(a)(1) of ERISA for any Plan Year and who either holds or held the office of a Vice President of the Company or an Affiliate or any office senior thereto or a position of equivalent responsibility or importance, during the current Plan Year or the prior Plan Year, and was covered under the Company’s long-term component of the Incentive Compensation Plan or any successor programs. An Executive Participant shall be designated as being eligible to participate in Section 3 benefits or Section 4 benefits or both as determined in the sole discretion of the Committee.

         (i)    “415 Limitations” means Retirement Plan and Savings Plan provisions adopted pursuant to Section 415 of the Internal Revenue Code to limit (i) annual Retirement Plan benefits pursuant to Section 415(b) thereof, (ii) annual additions to a Savings Plan pursuant to Section 415(c) thereof and (iii) the aggregate of annual Retirement Plan benefits and additions to Savings Plans pursuant to Section 415(e) thereof. The 415 Limitations will not apply after December 31, 1999.

         (j)    “401(a)(17) Limitations” means Retirement Plan and Savings Plan provisions adopted pursuant to Section 401(a)(17) of the Internal Revenue Code to limit earnings considered for purposes of computing Retirement Plan benefits and Savings Plan contributions to $200,000 (or such greater amount permitted for such year in accordance with regulations promulgated by the Secretary of the Treasury or his or her delegate) for each Plan Year ending on or before December 31, 1993 and then as of January 1, 1994 to

$150,000 (or such greater amount permitted for such year in accordance with regulations promulgated by the Secretary of the Treasury or his or her delegate).

         (k)    “Investment Election” means an election made by the Executive Participant selecting the investment credit factor(s) that will be applicable to the Executive Participant’s Supplemental Savings Account. The Committee shall determine the manner in which Investment Elections may be made and the frequency with which such elections may be prospectively changed.

         (l)    “Kaplan Key Employee Participant” means an Executive Participant or a Key Employee Participant with respect to such employee’s years of Service with Kaplan, Inc. or an affiliate of Kaplan, Inc.

         (m)    “Key Employee Participant” means an employee of the Company or an Affiliate recommended by the Company’s senior management and designated a participant in this Plan by the Committee, who is within the category of a select group of management or highly compensated employees as referred to in Sections 201(a)(2), 301(a)(3) and 401(a)(1) of ERISA for any Plan Year and who holds or held a key position during the current Plan Year or the prior Plan Year. A Key Employee Participant shall be designated as being eligible to participate in Section 3 benefits as determined in the sole discretion of the Committee.

         (n)    “Normal Retirement Date” means the first day of the calendar month following the month in which a person’s 65th birthday occurs.

         (o)    “Participant” means an Executive Participant or a Key Employee Participant, as applicable.

         (p)    “Plan Year” means the calendar year.

         (q)    “Retirement Plans” means The Retirement Plan for Washington Post Companies, The Washington Post Washington-Baltimore Newspaper Guild Retirement Income Plan and such other tax qualified, defined benefit retirement plans as may be sponsored by the Company or its Affiliates and designated for inclusion hereunder by the Committee.

         (r)    “Savings Plan” means The Washington Post Tax Deferral and Savings Plan, Post-Newsweek Stations, Inc. Tax Deferred Savings Plan, The Employees’ Savings Plan of Newsweek, Inc., The Savings and Retirement Plan of Affiliated Post Companies and such other tax qualified savings and profit-sharing plans as may be sponsored by the Company or its Affiliates and designated for inclusion hereunder by the Committee.

         (s)    “Service” means the period of employment by the Company or an Affiliate (excluding both service prior to the time an Affiliate became such and service after the time an Affiliate is no longer such, except to the extent required by Section 414(a) of the Code and the regulations promulgated thereunder).

         (t)    “Supplemental Retirement Benefit” shall have the meaning set forth in Section 3.

         (u)    “Supplemental Retirement Benefit Cash Balance Account” means the Supplemental Retirement Benefit applicable to a Participant who is covered by the Cash Balance provisions of the Retirement Plan.

         (v)    “Supplemental Basic Contributions,” “Supplemental Savings Account” and “Supplemental Savings Award” shall have the meanings set forth in Section 4.

         (w)    “Surviving Spouse” means the surviving husband or wife of an employee of the Company or an Affiliate, who has been married to the employee throughout the one-year period ending on the date of the death of such employee.

         (x)    “Vesting Year” means each calendar year in which a Participant has at least 1,000 hours of Service with the Company or an Affiliate. Service with a predecessor company prior to becoming an Affiliate will not be counted in calculating Vesting Years.

         Section 3. Supplemental Retirement Benefits.

         (a)    (i) Each designated person (other than a Kaplan Key Employee Participant with respect to years of Service with Kaplan or a Kaplan affiliate), who is an Executive

Participant as of December 3, 1993, or becomes an Executive Participant or a Key Employee Participant after December 3, 1993, for purposes of being eligible to receive benefits under this Section and has ten or more Vesting Years upon termination of Service and to whom benefits become payable under any of the Retirement Plans, shall be paid a supplemental annual retirement benefit (the “Supplemental Retirement Benefits”) under this Plan equal in amount to the difference between (i) the aggregate annual benefits paid to such person under the Retirement Plans and (ii) the aggregate annual benefits that would be payable to such person under the Retirement Plans if the 415 and 401(a)(17) Limitations were not contained therein (the “Unrestricted Benefit”). If such a Participant’s Surviving Spouse is entitled to and is receiving a spouse’s benefit under any of the Retirement Plans, the Surviving Spouse shall be paid a benefit hereunder equal to the difference between (i) the aggregate spouse’s benefits payable to such Surviving Spouse under the Retirement Plans and (ii) the aggregate spouse’s benefit that would be payable to such Surviving Spouse under the Retirement Plans if the 415 and 401(a)(17) Limitations were not contained therein(the “Unrestricted Spouse’s Benefit”).

         (ii)    Each designated person, who is a Kaplan Key Employee Participant for purposes of being eligible to receive benefits under this Section and has ten or more Vesting Years upon termination of Service and to whom benefits become payable under any of the Retirement Plans, shall be paid a Supplemental Retirement Benefit under this Plan for his or her years of Service with Kaplan equal in amount to the difference between (i) the Unrestricted Benefit calculated as if he or she were covered by the TWPC Retirement Benefit Schedule of The Retirement Plan for Washington Post Companies during his or her years of Service with Kaplan and (ii) the aggregate annual benefits related to his or her years of Service with Kaplan payable to such person under the Kaplan Cash Balance Retirement Benefits Schedule of The Retirement Plan for Washington Post Companies. If such a Kaplan Key Employee Participant’s Surviving Spouse is entitled to and is receiving a spouse’s benefit thereunder, the Surviving Spouse shall be paid a benefit hereunder equal to the difference between (i) the Unrestricted Spouse’s Benefit payable as if the Kaplan Key Employee Participant had been covered under the TWPC Retirement Benefits Schedule to The Retirement Plan for Washington Post Companies and (ii) the aggregate spouse’s benefit payable to such Surviving Spouse under the Kaplan Cash Balance Retirement Benefits Schedule of The Retirement Plan for Washington Post Companies.

         (iii)   For purposes of calculating the Supplemental Retirement Benefit or the Surviving Spouse’s benefit hereunder for (i) an Executive Participant or the Surviving Spouse of an Executive Participant, or (ii) a Kaplan Key Employee Participant or the Surviving Spouse of a Kaplan Key Employee Participant with respect solely to years of Service at Kaplan, Inc. or any affiliate of Kaplan, Inc., as the case may be, Compensation rather than Actual Salary will be used.

         (b)    (i) Except as provided below, the Supplemental Retirement Benefits provided by this Plan shall be paid to the Participant (or to any beneficiary designated by him or her in accordance with the Retirement Plans, or to his or her Surviving Spouse if eligible for and receiving a spouse’s benefit under the Retirement Plans) concurrently with the payment of the benefits payable under the applicable Retirement Plan in which he or she was participating at the date of termination and/or in which he or she had a vested right on such date and shall be payable in the same form as such Retirement Plan benefits are being paid thereunder.

         (ii)    Notwithstanding the above, with respect to a Participant covered by the Cash Balance Pension provisions of The Retirement Plan for Washington Post Companies, the single life annuity available shall be determined using the GATT Interest Rate (as defined in such Retirement Plan) plus 2%. In the event the Supplemental Retirement Benefit commences prior to Normal Retirement Date or is payable in a form other than an annuity for the life of the former employee only, the Supplemental Retirement Benefit shall be actuarially adjusted in the same manner as are benefits payable under the Retirement Plan in which he or she was participating at the time of termination and/or in which he or she had a vested right on such date. The Committee may, however, in its sole discretion direct that the Supplemental Retirement Benefit payable with respect to a former employee be paid as an actuarially equivalent single sum payment; provided, that (except for a distribution to pay taxes as provided in Section 5) no such payment may be made prior to termination of Service or prior to the date that benefits may become payable under any of the Retirement Plans, and provided, further, that in determining actuarial equivalency of a single sum payment in cash, there shall be used the same actuarial assumptions as are applicable for the calculation of a single sum payment under the applicable Retirement Plan. Further notwithstanding the above and except in the case of a Kaplan Key Employee Participant, if the Participant elects a lump sum payment in accordance with the Cash Balance Pension provisions of The Retirement Plan for Washington Post Companies, the benefits under the Supplemental Retirement Plan will also be payable in a lump sum amount which shall be equal to his or her Supplemental Benefit Cash Balance Account as of the date of the lump sum payment. A Kaplan Key Employee Participant cannot elect to receive the amount of his or her Supplemental Benefit in a lump sum regardless of his or her election to receive a lump sum payment in accordance with the Kaplan Cash Balance Retirement Benefits Schedule of The Retirement Plan for Washington Post Companies.

         (iii)    For purposes of the Supplemental Retirement Benefits provided by this Plan to be paid to a Kaplan Key Employee Participant (or to his or her Surviving Spouse if eligible for and receiving a spouse’s benefit under the Retirement Plans) with respect to his or her years of Service with Kaplan, Inc. or an affiliate of Kaplan, Inc., the Unrestricted Benefit or the Unrestricted Spouse’s Benefit shall be calculated as an annuity. If a Kaplan Key Employee Participant elects to receive a lump sum benefit from his or her Cash Balance Account under The Retirement Plan for Washington Post Companies, then the Supplemental Retirement Benefit for such Participant will be paid in the form of a single life annuity beginning at the same time the payment is commenced under The Retirement Plan for Washington Post Companies, but in no case prior to age 55.

         Section 4. Supplemental Savings Plan Benefits.

         (a)    In the event that the Actual Salary of an Executive Participant designated as eligible to receive benefits under this Section 4 for 1989 or any subsequent Plan Year exceeds the 401(a)(17) Limitations for such Plan Year, such Executive Participant shall be eligible to make additional salary reduction contributions under this Plan and receive a Supplemental Savings Award under this Plan for such Plan Year; provided, that such Executive Participant is then participating in his or her employer’s Savings Plan and making (i) the maximum allowable basic, matchable tax-deferred contributions to such Savings Plan and (ii) the maximum allowable after-tax contributions which can result in a matching employer contribution, as permitted under such Savings Plan, after taking into account the application of the non-discrimination rules of Sections 401(k) and (m) of the Internal Revenue Code for such Plan Year. In order to compute the amount of such Supplemental Savings Award, a determination will be made of the dollar amount of contributions the Executive Participant is able to make to his or her employer’s Savings Plan which result in matching employer contributions for such Executive Participant under the terms of such Savings Plan. This dollar amount will then be expressed as a percentage (the “Applicable Percentage”) of the amount of compensation which can be recognized for purposes of the Savings Plan under Section 401(a)(17) of the Internal Revenue Code for the then-current Plan Year. Prior to the beginning of each Plan Year, the Executive Participant will be provided with the opportunity to elect to irrevocably defer under this Plan the Applicable Percentage (or any whole lower percentage) of the Executive Participant’s Actual Salary earned in excess of the 401(a)(17) Limitations for such Plan Year. Such a salary reduction is referred to as a “Supplemental Basic Contribution.” In the event that an Executive Participant elects to make a Supplemental Basic Contribution under this Plan and, to the extent the Company is not his or her employer, his or her employer forwards on a timely basis such Supplemental Basic Contribution to the Company, such individual will receive a Supplemental Savings Award under this Plan in the form of (i) a matching contribution equal to the product of the Executive Participant’s Supplemental Basic Contribution times the matching employer contribution percentage under the terms of the applicable Savings Plan and (ii) to the extent such Participant’s employer makes an unmatched contribution to the applicable Savings Plan on behalf of such Participant, a contribution equal to the difference between the amount of such unmatched contribution actually made under such Savings Plan on behalf of such Participant and the amount of such unmatched contribution such Participant would have received under such Savings Plan if the 401(a)(17) Limitations had not been in effect (the “Supplemental Savings Award”). The Supplemental Savings Award for any Plan Year shall be made as of the first day of the following year or on such other basis as may be approved by the Committee.

         (b)    The amount of an Executive Participant’s supplemental savings plan benefits under this Plan shall be the aggregate amount of the Supplemental Savings Awards and the Supplemental Basic Contributions together with investment credits accrued thereon (the “Supplemental Savings Account”). Investment credits shall be credited on the amount of an Executive Participant’s Supplemental Savings Account at the end of such Plan Year or on such other basis as may be approved by the Committee in accordance with the Executive Participant’s Investment Election.

         In the event an Executive Participant fails to complete a valid Investment Election, his or her Supplemental Savings Account will be credited with the investment credit amounts equivalent to the rates of return generated by the money market option under the Company’s 401(k) plan.

         (c)    The Compensation Committee shall establish the investment credit factors that will be available in any Plan Year.

         (d)    Supplemental Savings Awards and the investment credits thereon shall be fully vested and nonforfeitable.

         (e)    No withdrawal of funds in an Executive Participant’s Supplemental Savings Account for hardship or any other reason may be made while an Executive Participant remains employed by the Company or an Affiliate. The Supplemental Savings Account shall be paid in cash as soon as practicable following termination of Service.

         (f)    An Executive Participant shall designate a beneficiary to receive the unpaid portion of his or her Supplemental Savings Account in the event of his or her death. The designation shall be made in a writing filed with the Committee on a form approved by it and signed by the Executive Participant. If no effective designation of beneficiary shall be on file with the Committee when supplemental savings benefits would otherwise be distributable to a beneficiary, then such benefits shall be distributed to the Surviving Spouse of the Executive Participant or, if there is no Surviving Spouse, to his or her estate.

         Section 5. Funding. Benefits under this Plan shall not be funded in order that the Plan may be exempt from the provisions of Parts 2, 3 and 4 of Title I of ERISA. The Committee shall maintain records of Supplemental Savings Accounts and records for the calculation of supplemental retirement benefits. In the event benefits are hereafter determined to be taxable for Participants prior to actual receipt thereof, a payment may be made to such Participants in an amount sufficient to pay such taxes notwithstanding that the Participant may not then have terminated Service or that the payment is being made prior to the date that benefits would otherwise be paid under any of the Retirement Plans. Amounts so paid (i) with respect to supplemental savings benefits shall reduce the Executive Participant’s Supplemental Savings Account and (ii) with respect to Supplemental Retirement Benefits shall be used as an offset to the Supplemental Retirement Benefits, if any, thereafter payable.

         Section 6. Administration. This Plan shall be administered by the Committee. All decisions and interpretations of the Committee shall be conclusive and binding on the Company, and the Participants. The Plan may be amended or terminated by the Board of Directors of the Company at any time and any Participant may have his or her designation as such terminated by the Committee at any time; provided, however, that no such amendment or termination or change in designation shall deprive any Participant of supplemental retirement or savings benefits accrued to the date of such amendment or termination or modify the last two sentences of Section 5 in a manner adverse to any Participant.

         Section 7. Loss of Benefits. Notwithstanding any other section of this Plan, if a Participant is discharged by the Company or an Affiliate because of conduct that the Participant knew or should have known was detrimental to legitimate interests of the Company or its Affiliates, dishonesty, fraud, misappropriation of funds or confidential, secret or proprietary information belonging to the Company or an Affiliate or commission of a crime, such Participant’s rights to any benefits under this Plan shall be forfeited; except that such Participant shall be entitled to receive the aggregate amount of his or her Supplemental Basic Contributions, without any interest, in such event.

         Section 8. Nonassignability. No Participant, or beneficiary shall have the right to assign, pledge or otherwise dispose of any benefits payable to him or her hereunder nor shall any benefit hereunder be subject to garnishment, attachment, transfer by operation of law, or any legal process.

         Section 9. Limitation of Liability. The Company’s sole obligation under this Plan is to pay the benefits provided for herein and neither the Participant nor any other person shall have any legal or equitable right against the Company, an Affiliate, the Boards of Directors thereof, the Committee or any officer or employee of the Company or an Affiliate other than the right against the Company to receive such payments from the Company as provided herein.

         Section 10. Use of Masculine and Feminine; Singular and Plural. Wherever used in this Plan, the masculine gender will include the feminine gender and the singular will include the plural, unless the context indicates otherwise.

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